UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 17, 2008

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 17, 2008, Mario M. Rosati, a member of the Board of Directors (the “Board”) of VIVUS, Inc. (the “Company”), notified the Company that he will not be standing for re-election to the Board at the Company’s 2008 Annual Meeting of Stockholders scheduled for June 13, 2008 (the “2008 Annual Meeting”).  Mr. Rosati will remain on the Board until the Company’s 2008 Annual Meeting.  The decision by Mr. Rosati was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

(d) On April 17, 2008, the Board appointed Charles J. Casamento as a director of the Company.  The Board has determined that Mr. Casamento is independent of the Company and its management as defined by the Securities and Exchange Commission and NASDAQ Stock Market, LLC.  The Board has not yet determined on which committee(s) Mr. Casamento will serve.

Mr. Casamento currently serves as a member of the board of directors of Cortex Pharmaceuticals, Inc., a biopharmaceutical company, and SuperGen, Inc., a pharmaceutical company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change to Fiscal Year.

(a) In connection with Mr. Casamento’s appointment, the Board amended Article III, Section 3.2 of the Company’s bylaws to increase the authorized number of directors of the Company from six to seven, effective immediately.  The Board also approved amending Article III, Section 3.2 of the Company’s bylaws to decrease the authorized number of directors of the Company from seven to six effective immediately prior to the Company’s 2008 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry Vice President and Chief Accounting Officer

Date:  April 21, 2008